Exhibit 3.13

LIMITED LIABILITY COMPANY AGREEMENT

OF

THE BUICK RESOURCE RECYCLING FACILITY LLC

(a Delaware Limited Liability Company)

THIS LIMITED LIABILITY COMPANY AGREEMENT is made as of October 29, 2002 by and among the parties listed on Schedule 1 hereto.

WHEREAS, the Persons executing this Agreement desire to form a limited liability company and to establish their respective rights and obligations in connection therewith, pursuant to the Delaware Limited Liability Company Act;

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties executing this Agreement hereby agree as follows:

ARTICLE I

Definitions

1.1           Definitions. In this Agreement, the following terms shall have the meanings set forth below:

“Act” shall mean the Limited Liability Company Act of the State of Delaware, Title 6, Chapter 18, 101 et seq. of the Delaware Code, as the same may be amended from time to time.

“Agreement” shall mean this Limited Liability Company Agreement.

“Book Value” means, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)           Any asset contributed by a Member to the Company shall be treated as having been purchased and the initial Book Value of such asset shall be the fair market value of such asset as of the date of contribution.

(b)           A revaluation of the Company shall be treated as a purchase of all the Company’s assets and the Book Value of such assets shall be adjusted to equal their respective fair market values as of the date of such revaluation.

(c)           If the Book Value of an asset has been determined pursuant to (a) or (b), above, then appropriate correlative adjustments shall be made to such Book Value to account for disparities between book and tax depreciation, amortization or other cost recovery deductions attributable to the determination of Book Value pursuant to (a) or (b) above.

“Capital Account” shall mean, with respect to any Member, an amount determined from time to time equal to the aggregate of all Capital Contributions made by such Member, (a) increased by the sum of (i) any Net Profits and gross income allocated to such Member pursuant to Section 6.2 hereof, and (ii) any items required to be included therein under Treasury Regulation Section 1.704-l(b)(2)(iv) and (b) decreased by the sum of (i) the amount of all cash distributed by the Company to such Member, (ii) the fair market value of any property distributed by the Company to such Member (net of any liabilities that such Member is considered to assume under Section 752 of the Code in connection with such distribution or to which such property is subject) after adjusting the Capital Accounts as if such property had first been sold for an amount equal to its fair market value, (iii) any Net Losses and gross deductions allocated to such Member pursuant to Section 6.3 hereof and (iv) any other items required to be subtracted therefrom under Treasury Regulation Section 1-704-l(b)(2)(iv).

“Capital Contribution” shall mean all contributions by a Member to the capital of the Company.

“Certificate of Formation” shall mean the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any superseding Federal revenue statute.

“Company” shall mean The Buick Resource Recycling Facility LLC, a limited liability company formed under the laws of Delaware.

“Distribution” shall mean any cash and other property paid to a Member from the Company in respect of such Member’s interest in the Company.

“Fiscal Year” shall mean the taxable year of the Company, which shall be the year ending October 31, unless otherwise required by law, except for the final year of the Company which shall end on the termination of the Company.

“Manager” shall have the meaning ascribed to it in Section 4.1 hereof.

“Member” shall mean each Person executing this Agreement as a Member and each Person who or which may hereafter become a party to this Agreement as provided herein.

“Membership Interests” shall mean with respect to each Member the percentage interest of such Member in the Net Profits and Net Losses of, and Distributions (except to the extent required by Section 9.2) by, the Company.

“Net Profits” and “Net Losses” shall mean, with respect to a Fiscal Year, the income or loss, as the case may be, of the Company for Federal income tax purposes (without taking into account any items of income, gain, loss or deduction attributable to gross income or gross deduction specially allocated for such Fiscal Year), adjusted (i) in accordance with the principles of Section 1.704-l(b)(2)(iv)(m) of the Treasury Regulations (ii) by including in the calculation any income or gain exempt from Federal income tax and any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B)

expenditures as provided in Treasury Regulation Section 1-704-l(b)(2)(iv)(i), (iii) by determining items of income, gain, loss or deduction attributable to any of the Company’s assets as if the adjusted basis for federal income tax purposes of such assets as of the time of determination were equal to the Company’s Book Value for such assets as of such time, and (iv) in the event that the Book Value of any Company asset is adjusted due to a revaluation of the Company, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset.

“Person” shall mean any natural person or any corporation, company, governmental authority, limited liability company, partnership, trust, estate, association, unincorporated association, custodian, nominee, or any other individual entity or organization in its own or any representative capacity, or other entity.

“Secured Person” or “Secured Persons” shall mean Regiment Capital Advisors, L.L.C. (“Regiment”), Lahiti, LLC (“Lahiti”) and any other lender or holder of any credit obligation arising from that certain Credit Agreement entered into between The Doe Run Resources Corporation (“Doe Run”), State Street and Trust Company (“State Street”), Regiment, Lahiti and any other lender signatory thereto.

“Treasury Regulations” shall mean all proposed, temporary or final regulations promulgated under the Code as from time to time in effect.

ARTICLE II

Organization

2.1           Formation.  The parties hereby organize a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, the Manager shall cause a Certificate of Formation to be executed and filed with the Office of the Secretary of State of the State of Delaware.

2.2           Name.  The name of the Company shall be “The Buick Resource Recycling Facility, LLC” or such other name as the Members may determine in accordance with the Act.  The Company may cause appropriate trade name and similar statements to be filed and published under the name set forth in this Section 2.2, or such other names as the Company may have or use in any jurisdiction from time to time.

2.3           Principal Place of Business and Registered Agent.  The address of the principal place of business of the Company shall be c/o Doe Run, 1801 Park 270 Drive St. Louis Missouri 63146, and the name and address of the Company’s registered agent in the State of Delaware shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, DE  1980l.  The Company may change its principal place of business and may establish any other places of business as the Members may from time to time designate.

2.4           Qualification in Other Jurisdictions.  The Manager shall cause the Company to be qualified to do business or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which such qualification or registration is required or desirable, and shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary to effect such qualification or registration.

2.5           Term.  The term of the Company shall commence upon the date of filing of the Certificate of Formation pursuant to Section 18-206 of the Act, and shall continue in full force and effect until dissolution pursuant to Section 9.1 hereof.

2.6           Purposes. The Company is formed solely for the purpose of engaging in any lawful activities in furtherance of the foregoing.

ARTICLE III

Members

3.1           Names and Addresses.  The names and addresses of the Members are as set forth in Schedule 1 to this Agreement.

3.2           Additional Members.  Any Person may be admitted as a Member after the date of this Agreement only upon the affirmative vote or consent of a majority in Membership Interests of the Members which consent may be given or withheld in the Members’ sole discretion, provided, however, that if State Street or any Secured Person or any of their respective permitted successors, assigns or participants forecloses on their respective security interests in Doe Run’s interest in the Company and complies with Article VIII of this Agreement, no vote or consent shall be required for State Street or such Secured Person to be admitted as a Member.

3.3           Limitations of Liability. No Member shall be liable to the Company, the Members, or any third party in damages or otherwise except as otherwise required by the Act, provided that each Member shall remain personally liable for the payment of such Member’s Capital Contribution.

3.4           Priority and Return of Capital.  No Member shall have priority over any other Member, whether for the return of a Capital Contribution or for Net Profits, Net Losses or a Distribution, except as herein provided.  This Section 3.4 shall not apply to repayment of any loan or other indebtedness made by a Member to the Company.

3.5           Meetings of Members.  Meetings of Members shall be held at the request of a Member on such date and at such time and place, either within or without the State of Delaware, as agreed upon from time to time by the Members.  Written notice stating the place, date, and time of, and the general nature of the business to be transacted at, a meeting of Members, shall be given to each Member in the manner prescribed by Section 10.1, not less than 10 days nor more than 60 days before the date of such meeting.  In lieu of holding a meeting, Members may vote or otherwise take action by a written instrument indicating the consent of Members holding not less than the percentage of Membership Interests that would be necessary to authorize or take such action at a meeting.

ARTICLE IV

Management

4.1           Management.  The management of the Company shall be vested in a Manager. The Members hereby designate Jeffrey L. Zelms to be the sole Manager with full and exclusive right and control over the business and affairs of the Company and to make all decisions affecting the business and affairs of the Company. Mr. Zelms or any such successor Manager is herein referred to as the “Manager.” In the event of the death, disability, incompetence, bankruptcy, incapacity, withdrawal, or resignation of the Manager, one or more successor Managers shall be elected by a majority in Membership Interests of the Members. The Manager shall be authorized to act for the Company in every capacity under this Agreement and under the Act.  Every matter submitted for a vote or consent of the Members shall be determined by a majority of Membership Interests except as otherwise provided herein or required by the Act.

4.2           Binding Authority.  The Manager shall have sole and exclusive power and authority to act for or bind the Company.  Third parties dealing with the Company may rely conclusively upon any signature of the Manager to the effect that he is acting on behalf of the Company.  The signature of the Manager shall be sufficient to bind the Company in any manner to any agreement or document.  No Member shall have any power or authority to act for or bind the Company.

4.3           Officers and Employees.   The Members shall have the sole authority to appoint officers, or remove officers of the Company from time to time.  Such officers shall have such full power and authority to carry on the day-to-day business of the Company and to execute all agreements, instruments and documents as are authorized by the Manager.  The Members shall be authorized to hire employees of the Company or to retain agents and consultants to the Company.  Officers, employees and consultants shall receive compensation from the Company for acting in such capacity as may be reasonably determined by the Member.  The individuals set forth on Schedule 2 hereto are hereby appointed to the office set forth their names.

4.4           No Exclusive Duty to Company.  The Manager shall not be required to manage the Company as his sole and exclusive function and he and any Member may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right pursuant to this Agreement to share in or participate in such other business interests or activities or to the income or proceeds derived therefrom. No Member or Manager shall incur liability as a result of engaging in any other business interests or activities.

4.5           Limitations of Liability.  No officer, director or employee of the Company, shall be liable to the Company, the Members, or any third party in damages or otherwise except as otherwise required by the Act.

4.6           Indemnification. The Members, Manager, and each officer and employee of the Company shall be indemnified and held harmless by the Company from and against any claims and demands arising from any acts or omissions or alleged acts or omissions in connection with the affairs of the Company, to the maximum extent permitted by applicable law.

ARTICLE V

Capital Contributions

5.1           Initial Capital Contributions.  On the date hereof, each Member shall make a Capital Contribution to the Company as set forth opposite its name in Schedule 1 hereto.

The initial Capital Contributions shall be made by all Members on the date of this Agreement.  No Member shall be obligated to make any additional Capital Contributions.

5.2           Capital Accounts. A Capital Account shall be maintained for each Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

5.3           Transfers.  Upon the admission of an additional Member pursuant to Section 3.2 hereof, the Capital Account of any Member transferring its Membership Interest shall become the Capital Account of the Person to which such Membership Interest is sold or transferred in accordance with Section 1.704-l(b)(2)(iv) of the Treasury Regulations.

5.4           Modifications.  The manner in which Capital Accounts are to be maintained pursuant to this Agreement is intended to comply with the requirements of Section 704(b) of the Code. If in the opinion of the Manager the manner in which Capital Accounts are to be maintained pursuant to this Agreement should be modified to comply with Section 704(b) of the Code, then the method in which Capital Accounts are maintained shall be modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

5.5           Deficit Capital Account.  Except as otherwise required by the Act or this Agreement, no Member shall have any liability to restore all or any portion of a deficit balance in its Capital Account.

ARTICLE VI

Allocations and Distributions

6.1           Membership Interests.  The Membership Interest of each of the Members shall be as set forth on Schedule 1 hereto, as advised from time to time by the Manager, in connection with the admission or withdrawal of a Member, the transfer of an interest in the Company or similar event.

6.2           Allocations of Net Profits.  Except as otherwise provided in this Article, the Net Profits for each Fiscal Year shall be allocated to Members in the ratio of their Membership Interests.

6.3           Allocation of Net Losses.  Except as otherwise provided in this Article, the Net Losses for each Fiscal Year shall be allocated to Members in the ratio of their Membership Interests.

6.4           Allocation of Taxable Income.  Any item of taxable income, gain, loss or deduction of the Company as determined for Federal income tax purposes shall be allocated in the same manner as the corresponding income, gain, loss or deduction is allocated under Sections 6.2 and 6.3 hereof, except to the extent otherwise required by the principles of, and Treasury Regulations under, Section 704(b) and (c) of the Code. Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6) that creates or increases a deficit balance in its Capital Account (adjusted by any amount that a Member is treated as being obligated to restore under Sections 1-704-2(g) and (i)(5) of the Treasury Regulations) shall be specially allocated gross income of the Company if necessary to eliminate such deficit balance consistent with the “qualified income offset” provisions of Section 1.704-l(b)(2)(ii)(d) of the Treasury Regulations. Any special allocation pursuant to the preceding sentence shall be taken into account in computing subsequent allocations pursuant to this Article VI, so that to the extent it is in accordance with the Treasury Regulations under Section 704(b) of the Code, the net adjustment to the Capital Account of each Member pursuant to the allocations of this Article VI shall be equal to the net adjustment to such Capital Account of each Member pursuant to the provisions of this Article VI if the allocations pursuant to the preceding sentence had not occurred.

6.5           Minimum Gain Chargeback.  Notwithstanding anything to the contrary in this Article VI, if during any Fiscal Year there is a net decrease in Company Minimum Gain (as defined in Treasury Regulation Section 1.704-2(d)), each Member shall be allocated gross income for such Fiscal Year (and, if necessary subsequent Fiscal Years) in the manner provided for in Treasury Regulations Section 1.704-2(f).  Notwithstanding anything to the contrary in this Article VI, if during any Fiscal Year there is a net decrease in a Member’s “Partner Nonrecourse Debt Minimum Gain” attributable to such Member’s “Partner Nonrecourse Debt” (as such terms are defined in Treasury Regulations Section 1.704-2(i)(2) and (b)(4), respectively), the Members shall be allocated gross income for such Fiscal Year (and, if necessary subsequent Fiscal Years) to the extent and in the manner provided for in Treasury Regulations Section 1.704-2(i).

6.6           Nonrecourse Deductions.  Gross deductions that are Nonrecourse Deductions (as defined in Treasury Regulation Section 1.704-2(b)(1)) for a Fiscal Year shall be allocated to each Member in the same ratio as Net Profit or Net Loss is allocated for such Fiscal Year.

6.7           Distributions.  The Manager shall be solely responsible for making all determinations of amounts and timing of all distributions to Members.  The Manager shall have sole discretion to determine amounts available for distribution.  Distributions shall be made at such times and intervals as the Manager in his or her sole discretion shall determine.  All distributions shall be made to the Members pro rata in proportion to their Membership Interests.  In the sole discretion of the Manager, securities, assets or other property in kind may be distributed to the Members.  Each distribution in kind of securities, assets or other property shall be distributed in accordance with this paragraph as if there had been a sale of such property for an amount of cash equal to the Fair Market Value of such property followed by an immediate distribution of such cash proceeds.  Distributions consisting of cash, securities, assets and/or other property shall be made, to the extent practicable, in pro rata portions as to each Member receiving such distributions.  For purposes of the preceding sentence, securities, assets or other property having a different tax basis than like securities, assets or other property shall be considered to be securities, assets or other property of a different type.

6.8           Interest on and Return of Capital Contributions.  No Member shall be entitled to interest on its Capital Contributions or to a return of its Capital Contributions, except as specifically set forth in this Agreement.

ARTICLE VII

Taxes

7.1           Tax Returns.  The Manager shall cause to be prepared and filed, at the expense of the Company, all necessary federal and state income tax returns for the Company and all tax reports to Members required to be prepared under the Code.  Each Member shall furnish to the Company all pertinent information in its possession relating to the Company that is necessary to enable the Company’s income tax returns to be properly prepared and filed.

7.2           Tax Matters Partner.  The Members hereby designate the The Renco Group, Inc. to be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code.  The tax matters partner shall have full discretion to make any elections under the Code.

ARTICLE VIII

Transferability

8.1           Member Transfers. No Member may sell, assign, transfer, convey or dispose of all or any portion of his interest in the Company or any rights or benefits with respect thereto, except with the consent of a majority in Membership Interests of the non-transferring Members, which consent may be given or withheld in their sole discretion, provided, however, that Doe Run may pledge its interest in the Company to State Street, as Agent for the benefit of any Secured Persons.

8.2           Transferee Not a Member.  No Person acquiring an assignment or transfer of an interest in the Company other than a Member shall become a Member except pursuant to Sections 3.2 and 8.1 of this Agreement.  If no such approval is obtained, such Person’s interest in the Company shall only entitle such Person to receive the distributions and allocations of profits and losses to which the Member from which such Person received such interest in the Company would be entitled.  Any such approval shall be subject to any terms and conditions imposed by a majority in Membership Interests of the non-transferring Members.  No Person may be admitted as a Member pursuant to this Article VIII or Article III until such Person executes and delivers to the Company an agreement, in form and substance satisfactory to the Manager, binding such Person to the terms and conditions of this Agreement as if such Person had been named a Member herein.

8.3           Membership Interest.  Any Membership interest in the Company shall be evidenced by a certificate substantially in the form attached as Exhibit A.  The Company shall issue to each Member a certificate to evidence its membership interest.

ARTICLE IX

Dissolution

9.1           Dissolution.  The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(a)           The vote or written consent of at least two thirds in Membership Interests of all Members; and

(b)           The bankruptcy, death, insanity, dissolution, expulsion, incapacity, retirement, resignation of any Manager (or any one of the Managers if more than one person acts as Manager), unless within ninety days after such event the Company is continued by the vote or written consent of a majority of Membership Interests of all of the remaining Members.  For purposes of this Agreement, bankruptcy shall mean, with respect to a Person, (i) that such Person has (A) made an assignment for the benefit of creditors; (B) filed a voluntary petition in bankruptcy; (C) been adjudged bankrupt or insolvent, or had entered against such Person an order of relief in any bankruptcy or insolvency proceeding; (D) filed a petition or an answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in any proceeding of such nature; or (E) sought, consented to, or acquiesced in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; (ii) ninety (90) days have elapsed after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation and such proceeding has not been dismissed; or (iii) ninety (90) days have elapsed since the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties and such appointment has not been vacated or stayed or the appointment is not vacated within 60 days after the expiration of such stay.

9.2           Winding Up.  Upon the dissolution of the Company, the Manager may, in the name of and for and on behalf of the Company, prosecute and defend suits, whether civil, criminal or administrative, sell and close the Company’s business, dispose of and convey and distribute to the Members any remaining assets of the Company, all without affecting the liability of Members. Upon winding up of the Company, the assets shall be distributed as follows:

(a)           To creditors, including Members and Managers who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company, whether by payment or by making of reasonable provision for payment thereof, other than liabilities for which reasonable provision for payment has been made and liabilities to Members and former Members for distributions under Sections 18-601 or 18-604 of the Act;

(b)           To Members and former Members in satisfaction of liabilities for distributions under Sections 18-601 or 18-604 of the Act; and

(c)           To Members pro rata in proportion to their Membership Interests at the time of such distribution.

9.3           Deficit Capital Accounts.  Upon a liquidation of the Company within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other adjustments for all Fiscal Years, including the Fiscal Year in which such liquidation occurs), the Member shall have no obligation to make any Capital Contribution, and the negative balance of any Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose.

9.4           Nonrecourse to Other Members.  Except as provided by applicable law or as expressly provided in this Agreement, upon dissolution, each Member shall receive a return of its Capital Contribution solely from the assets of the Company. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return any Capital Contribution of any Member, such Member shall have no recourse against any other Member.

9.5           Termination.  Upon completion of the dissolution, winding up, liquidation and distribution of the assets of the Company, the Company shall be deemed terminated.

ARTICLE X

General Provisions

10.1         Notices and Consents.  Any notice, demand or other communication required or permitted to be given pursuant to this Agreement shall be in writing and shall have been sufficiently given for all purposes if (a) delivered personally to the Member (b) delivered to a recognized overnight courier service for next day delivery to the Member at the address set forth in Schedule 1 to this Agreement or (c) sent by registered or certified mail, postage prepaid, addressed to the Member at its address set forth in Schedule 1 to this Agreement.  Except as otherwise provided in this Agreement, any such notice shall be deemed to be given one business day after delivery to the courier service or three business days after the date on which it was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as set forth in this Section 10.1.  All consents required or permitted hereunder shall be in writing.  Any Member may change its address set forth in Schedule 1 to this Agreement by notice to the other Members.

10.2         Merger and Amendments.  This Agreement together with the agreements referred to herein contain the entire agreement among the Members with respect to the subject matter hereof, and supersede all prior agreements and understandings, written or oral, between the parties with respect thereto, whether or not relied or acted upon.  No course of conduct pursued or acquiesced in, and no oral agreement or representation subsequently made, by the Members, and no usage of trade, shall amend this Agreement or impair or otherwise affect any

Member’s obligations, rights and remedies pursuant to this Agreement.  No amendment to this Agreement shall be effective unless made in a writing duly executed by all Members.

10.3         Headings.  The headings in this Agreement are for convenience only and shall not be used to interpret or construe any provision of this Agreement.

10.4         Waiver.  No failure of a Member to exercise, and no delay by a Member in exercising, any right or remedy under this Agreement shall constitute a waiver of such right or remedy.  No waiver by a Member of any such right or remedy under this Agreement shall be effective unless made in a writing duly executed by all Members.

10.5         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited by or invalid under such law, it shall be deemed modified to conform to the minimum requirements of such law or, if for any reason it is not deemed so modified, it shall be prohibited or invalid only to the extent of such prohibition or invalidity without the remainder thereof or any other such provision being prohibited or invalid.

10.6         Binding.  This Agreement shall be binding upon and inure to the benefit of all Members, and each of the permitted successors and assignees of the Members.

10.7         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

10.8         Governing Law.  This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws.

This Agreement and any controversy or claim arising out of or relating to this Agreement shall be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE DOE RUN RESOURCES CORPORATION
SOLE MEMBER

/s/ Marvin Kaiser
By:	Name:	Marvin Kaiser
	Title:	Executive Vice President of the Doe Run Resources Corporation

THE BUICK RESOURCE RECYCLING FACILITY LLC

LIMITED LIABILITY COMPANY AGREEMENT

Schedule 1

Member Name, Address and S.S. Number	Capital Contribution	Membership Interest
The Doe Run Resources Corporation 1801 Park 270 Drive St. Louis Missouri 63146	$100	100%

Totals	$100	100%

i

Schedule 2

The Buick Resource Recycling Facility LLC

Officers

Manager	Jeffrey Zelms

Jerry Pyatt	Chief Operating Officer

Marvin Kaiser	Chief Financial Officer

Roger L. Fay	Vice President

John Siegel	Vice President

Michael Sankavitch	General Manager

Jim James	Controller

Dennis A. Sadlowski	Secretary

Michael C. Ryan	Assistant Secretary

08/13/2002 16:56 FAX 212 504 5564 CWT FAX 405 001

EXHIBIT A

ORGANIZED UNDER THE LAWS OF THE STATE OF DELAWARE

NUMBER

0

THE BUICK RESOURCE RECYCLING FACILITY LLC

SPECIMEN

This Certifies that ______________________________ *is a member of the above-named limited liability company and has made an Initial Capital Contribution of* ______________________________ *representing full payment of the Initial Capital Contribution required by the Operating Agreement of the Company, membership in the Company, and transfer thereof and of the Capital Contribution, as adjusted, is subject to the provisions of and restrictions in the Operation Agreement for the Company.*

Witness, the seal of the Company and the signatures of its duly authorized members.

Dated: ______________

____

____
MEMBER

PRECISE CORPORATE PRINTING, N.Y.

For value Received,                        hereby sell, assign and transfer unto                                                                                                  Limited Liability Company Interests represented by the within Certificate and, do hereby irrevocably constitute and appoint                                          Attorney to transfer the said Limited Liability Company Interests on the Books of the within named Limited Liability Company with full power of substitution in the premises.

Dated

In presence of:

NOTICE:                        The Signature to this assignment must correspond with the name as written upon the face of the Certificate.  In every particular, without alteration or enlargement or any change whatever.